Exhibit 10(eee)
July 31, 2009
Ms. Sallie L. Krawcheck
[ADDRESS REDACTED]
Dear Sallie:
We are pleased that you are considering joining Bank of America Corporation (“BAC” or the “Company”) in New York. This letter confirms the terms of our offer with respect to your planned employment, effective August 4, 2009. You will join the Company as President, Global Wealth and Investment Management, reporting to Kenneth D. Lewis, Chief Executive Officer of Bank of America Corporation. The details of our offer are outlined below.
Compensation
Signing Bonus
•	You will receive a signing bonus of One Million Four Hundred Seventy Thousand Dollars ($1,470,000) within forty-five (45) days of your Start Date. This bonus is being paid to encourage you to accept our offer and to remain employed with the Company for at least a year. This bonus payment must be repaid to the Company within thirty (30) days should you voluntarily terminate your employment within twelve (12) months of your receipt of payment, or in the event you are terminated for “Cause” (as defined below) as is reflected in the attached Reimbursement Agreement (for Signing Bonuses and Supplemental Payments).
Base Salary
•	You will receive an annual base salary of Nine Hundred Fifty Thousand Dollars ($950,000), payable on a semi-monthly basis in accordance with the Company’s normal payroll practices.
Restricted Stock Award
•	In addition, you will receive a Restricted Stock Award with a value of Three Million Dollars ($3,000,000) payable as described below. The award date will be January 15, 2010.

•	Provided you remain continuously employed by the Company or any of its affiliates this Restricted Stock Award will vest and be fully payable on the third anniversary of the award date.

•	You will receive a detailed package related to this restricted stock award shortly after the award date. This package will contain the specific terms of your award, including vesting and forfeiture provisions, and will in all events be the governing document for your award.

Ms. Sallie L. Krawcheck
July 31, 2009

Performance Incentive Awards
•	You will be eligible to participate in a Bank of America Corporation performance incentive plan. Performance incentive awards granted under such plans (“Performance Incentive Awards”) acknowledge exceptional performance and are intended to attract and retain top talent for the Company.

•	For performance year 2009, you will be eligible to receive a Performance Incentive Award with a target value of Two Million Two Hundred Thousand Dollars ($2,200,000). Any such 2009 Performance Incentive Award you may ultimately receive will be provided in the form of a restricted stock award granted in February 2010. Provided you remain continuously employed by the Company or any of its affiliates and receive such a Restricted Stock Award, the Award will vest and be fully payable on the third anniversary of the award date. You will receive a detailed package related to this restricted stock award shortly after the award date. This package will contain the specific terms of your awards, including vesting and forfeiture provisions, and will in all events be the governing document for your award.

•	For performance year 2010, you will be eligible to receive a Performance Incentive Award with a target value of Eight Million Fifty Thousand Dollars ($8,050,000). This target is comprised of a Restricted Stock Award with a target value of Three Million Six Hundred Thirty Thousand Dollars ($3,630,000) granted in February 2011 and a cash payment with a target value of Four Million Four Hundred Twenty Thousand Dollars ($4,420,000), payable in February 2011. Provided you remain continuously employed by the Company or any of its affiliates and receive a Restricted Stock Award for performance year 2010, the award will vest and be fully payable on the third anniversary of the award date. You will receive a detailed package related to this restricted stock award shortly after the award date. This package will contain the specific terms of your award, including vesting and forfeiture provisions, and will in all events be the governing document for your award.

•	The target Performance Incentive Awards noted above, whether in the form of restricted stock or cash, are not a commitment for a Performance Incentive Award of any particular dollar amount. Your eligibility for an award and the actual value of any such award will be determined in the sole discretion of the Company and therefore could be greater or less than the stated target amount based upon: [1] your overall level of performance and the satisfactory performance of your job objectives; [2] the performance and contributions of your line of business and / or group; and [3] the overall success of the Company.

•	In order to be eligible to receive a Performance Incentive Award, including for performance year(s) 2009 and 2010, you must remain continuously employed by the Company or any of its affiliates in good standing through the date the award is actually granted. Except as otherwise specifically provided herein, in the event that you voluntarily resign your employment, or the Company terminates your employment for any reason, you are not eligible for and shall not be entitled to receive any additional compensation other than the continuation of your base salary through your separation date, and payment of accrued but unused vacation.

•	Although generally granted in February following the close of the applicable performance year, a portion of this award is offered to you as incentive to encourage you, as a valued associate, to remain employed by the Company. Therefore, Performance Incentive Awards may be granted in any combination of cash, a long term cash award, restricted

Ms. Sallie L. Krawcheck
July 31, 2009

stock shares / units or other forms of compensation at the Company’s discretion, and will be valued according to the Company’s method of valuing all forms of compensation. The Company reserves the right in its sole discretion to change or modify the manner or mode of delivering compensation for a performance year, including the right to grant awards in any form that Bank of America, in its sole discretion, deems equivalent.

•	Any award made as part of your Performance Incentive Award is subject to the terms and conditions of the applicable plan document and individual award agreement, if any. The Company reserves the right to amend, modify or terminate any of its plans or programs at any time in its sole discretion; provided, however, that no such amendment, modification or termination will adversely affect your rights under any award previously granted to you without your consent.
Detrimental Conduct Provisions
•	You will not be eligible to be paid any portion of the Performance Incentive Award targets described above if you engage in “Detrimental Conduct”.

•	Detrimental Conduct means (A) any conduct that would constitute “Cause” as defined below or (B) any one of the following: [1] any act or omission by you resulting or intended to result in personal gain at the expense of the Company; [2] the improper disclosure by you of proprietary, privileged or confidential information of the Company or a Company client or former client or breach of a fiduciary duty owed to the Company or a Company client or former client; [3] improper conduct by you including, but not limited to, fraud, unethical conduct, falsification of Company records, unauthorized removal of Company property or information, intentional violation or negligent disregard for the Company’s policies, rules and procedures, insubordination, theft, violent acts or threats of violence, unauthorized possession of controlled substances on the property of the Company, conduct causing reputational harm to the Company or its clients, or the use of the Company’s property, facilities or services for unauthorized or illegal purposes; [4] the performance by you of your employment duties in a manner deemed by the Company to be grossly negligent; [5] the commission of a criminal act by you, whether or not performed in the workplace, that subjects, or if generally known, would subject the Company to public ridicule or embarrassment.
Eligibility for Participation in Other Benefit Plans
•	You will be or may become eligible for other benefit plans as adopted by the Company from time to time. The terms of these plans shall be determined by the Company or as thereafter amended. Any grants or awards made in accordance with these plans shall be governed by the terms of the applicable plans and the grant or award agreement provided to you at the time of issuance.
No Other Financial Commitments
Other than as expressly stated, you acknowledge that the Company has not extended to you any further bonus or incentive-related commitments. You further acknowledge and understand that with regard to all future bonus or incentive-related commitments, to be effective and binding on the Company, these commitments must be expressly and specifically agreed to in writing, and signed by an authorized officer of the Company.

Ms. Sallie L. Krawcheck
July 31, 2009

Payments Subject To Withholdings & Deductions
The amount of any payment made to you by the Company under the terms of this letter will be reduced by any required withholdings and other authorized employee deductions as may be required by law or as you have elected under the applicable benefit plans.
EESA Compliance
Notwithstanding anything herein to the contrary, the parties to this agreement expressly acknowledge that any payment of any kind provided for by this agreement must comply with all applicable law, including Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Reinvestment and Recovery Act of 2009, and the Interim Final Rule promulgated thereunder (collectively, “EESA”). If any payment pursuant to this agreement would violate applicable law in the reasonable, good faith judgment of the Company, you agree to waive your right to, or if permissible, agree to the deferment of, such payment and, to the extent required by the United States Department of the Treasury (“UST”), to execute a release of any relevant company within Bank of America and the UST from any claim arising from failure of the Company to make, or the requirement of the Company to defer, such payment.
Cause
For the purposes of this letter, Cause shall mean: [1] your knowing act of fraud or dishonesty in the course of your employment; [2] your conviction of (or a plea of no contest with respect to) a crime constituting a felony; [3] your act or omission which causes you or the Company to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which the Company is a member, including statutory disqualification; [4] your failure to perform your essential job duties where such failure is injurious to the Company, its business interests or its reputation [under circumstances where you have not remedied such failure or deficiency within thirty (30) days of the Company’s delivery to you of written notice describing the nature of such failure or deficiency, provided such failure or deficiency can be cured; [5] your material breach of any written policy applicable to your employment with the Company including, but not limited to, the Bank of America Corporation Code of Ethics or [6] your material violation of the Company’s written Confidentiality Agreement, a copy of which is being provided with this letter.
Notice Before Resignation / Retirement
Given the strategic importance of the position you are being offered and irreparable harm to the Company, its client relationships, and its business opportunities that your abrupt resignation or other voluntary departure would likely cause, and in consideration for the considerable financial commitments the Company extended to you pursuant to this offer of employment, you agree to provide the Company with one hundred eighty (180) days prior written notice of resignation, retirement or other voluntary termination of your employment. You also agree that because your services are personal and unique and because you will have access to and will be acquainted with Company Confidential Information, to the fullest extent permitted by law, this notice provision will be enforceable by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights or remedies that the Company may have for breach of this notice provision. The Company reserves the right to exercise its discretion with respect to the duration of this notice period (or any portion of the notice period) but not to extend the applicable notice period beyond the period specified, to change or remove any of your duties, and/or require you to remain away from the Company’s premises, and/or take such other action as determined by the Company to aid and assist in the transition process associated with your departure.

Ms. Sallie L. Krawcheck
July 31, 2009

During this notice period you must continue to act in a manner consistent with your obligations as a Company employee, including but not limited to your duty of loyalty. You understand and agree that during the period after you provide the Company with written notice of resignation, you remain an employee of the Company and are not free to begin employment with another firm, absent the Company’s authorized and written consent. The Company also retains the discretion to waive the notice period (or any portion of the notice period) and consider your resignation effective immediately, or some date prior to the end of the notice period. In this instance, the Company will continue to pay your current base salary for the entire notice period (not to exceed the applicable notice period) either in lump sum or pursuant to its regular payroll practices.
Non-Solicitation and Non-Competition Restrictions
•	You agree that during your Notice Period, and for one hundred eighty (180) calendar days after the expiration of the Notice Period, you shall not directly or indirectly induce or solicit any employee working for the Company or for a subsidiary or affiliate of the Company to terminate their employment with the Company or their employment with a subsidiary or affiliate of the Company; and

•	You agree that during your Notice Period, and for one hundred eighty (180) calendar days after the expiration of the Notice Period, you shall not directly or indirectly induce or solicit any client of the Company or of a subsidiary or affiliate of the Company to terminate or modify its relationship with the Company or with a subsidiary or affiliate of the Company.

•	You agree that for a period of one hundred eighty (180) calendar days after the expiration of the Notice Period, you will not engage directly or indirectly, whether as a director, officer, employee, partner, consultant, advisor, independent contractor or in any other capacity, in providing the same or similar services to those you provided to the Company or a subsidiary or affiliate of the Company to a) any competitive business identified in the Key Associate Stock Plan in effect at the time of your separation from employment; and b) any other business entity in the financial services industry which provides products or services which compete with those provided by the Company or a subsidiary or affiliate of the Company.

•	You also agree that because your services are personal and unique and because you will have access to and will be acquainted with Company Confidential Information, to the fullest extent permitted by law, these non-solicitation and non-competition provisions will be enforceable by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights or remedies that the Company may have for breach of these provisions.
Benefits
•	You will be eligible to participate in the employee benefit plans and programs that Bank of America offers to its associates, subject to the provisions of those plans. These benefits include a 401(k) plan, cash balance pension plan, and health and other welfare benefits such as medical, dental, vision, life, and long-term disability insurance. Bank of America also offers paid time off benefits such as occasional illness days, short-term disability, and vacation.

•	You will be eligible to enroll in health care coverage the first of the month after you have completed one full month of continuous service, not counting the month you began

Ms. Sallie L. Krawcheck
July 31, 2009

working. For example, an associate whose employment begins January 1 would be eligible to begin coverage on March 1. To further illustrate, an associate who begins employment on May 25 would become eligible to participate on July 1.
Should you need additional information regarding benefits or other associate programs, feel free to contact the Personnel Center at 1.800.556.6044 (TDD 1.800.930.8044).
Indemnification
The Company agrees and confirms that your rights to indemnification shall be governed by Bank of America’s Certificate of Incorporation, By-Laws and applicable law.
Registration
If your new position requires registration, you will receive an e-mail notification from the Compliance Registration & Licensing Department on your Start Date that will contain instructions on how to complete the Registration process. You must take the required actions steps outlined in this e-mail immediately or you will be precluded from conducting business on behalf of the Company. In the event your new Company e-mail account is not operational on your first day, or you do not receive the e-mail, you must contact the registration department before the close of business that day. If you are currently registered but are being hired into a non-registered position at Bank of America, N.A., you understand that your licenses will not be transferred.
No Transfer of Securities Licenses
You understand and acknowledge that your FINRA registration effectively terminates when your broker-dealer employment with your current firm terminates. When you begin employment with the Company, you cannot conduct any securities business. The Company can only maintain registrations for securities activities in which you will actively be engaged. In the event that you accept this offer of employment, you acknowledge and understand that the Company will not transfer and/or hold your Series 6 and Series 7 licenses, and you will not be able to conduct any securities business for Bank of America.
Other Terms & Conditions
•	“Interim Period.” Assuming that you accept and agree to the terms of this letter, during the period which begins immediately after you sign and date this letter, and ends upon your actual Start Date, you acknowledge and agree that your employment with the Company has not yet begun. You further acknowledge and agree that your employment with the Company will begin on the Start Date when you start work for the Company. During the described interim period, this offer remains subject to rescission/revocation by the Company, in its sole discretion upon discovery of conduct or behavior by you which: [i] if you were already in the Company’s employ, would constitute Detrimental Conduct or Cause; [ii] if you were already in the Company’s employ, would constitute a breach of the representations and warranties set out in this letter; or [iii] such other behavior or conduct as is plainly and materially injurious to the Company, its business interests or its reputation.

•	Employment At Will. The terms of this letter do not imply employment for any specific period of time. Rather, as is the case with all employees within the Company and Bank

Ms. Sallie L. Krawcheck
July 31, 2009

of America generally, your employment is at will. You have the right to terminate your employment at any time with or without cause or notice, unless it is otherwise required as stated herein, and the Company reserves for itself an equal right, subject to the terms of this letter.

•	Background Checks. Any offer with Bank of America is contingent upon the satisfactory completion of various background investigations that include employment and education verification, a federal/national and county level criminal conviction investigation, and a FINRA Pre-Hire review. Prior to the issuance of this offer letter you were required to sign and return the Pre-Hire Authorization, and Fair Credit Reporting Act forms. In addition, if you have not already done so, please complete the background investigation authorization form and return it promptly to your Recruiting contact. All information disclosed must be accurate and complete. You will not be permitted to begin your employment until a successful background investigation has been completed.

•	Confidentiality Agreement. This offer is specifically contingent upon your signing the Company’s standard form of Confidentiality Agreement, a copy of which is being provided with this letter.

•	Proprietary Rights and Information Agreement. This offer is specifically contingent upon your signing the Company’s standard form of Proprietary Rights and Information Agreement, a copy of which is being provided with this letter.

•	Company Policies and Procedures. You hereby agree that, effective from and after your Start Date, you will adhere to the Company’s policies and procedures applicable to all employees generally, and / or applicable to your position and function within the Company. Upon commencement of your employment, you will be required to execute the Company’s standard forms, including if you have not already done so, the Bank of America Applicant Acknowledgment Form, and all other forms and acknowledgements required of employees generally. These policies and procedures, which you will receive in the context of your orientation, address, among other things, outside employment limitations, arbitration of disputes, compliance rules and regulations, insider trading, equal employment opportunity and sexual harassment and information security policies. You should fully familiarize yourself with these policies and procedures as they pertain to your employment. The Company reserves its full discretion to change or modify its policies and procedures, or to adopt/implement new policies.

•	Associate Investment Policy. You should also understand as a result of your employment with the Company you may be subject to the Associate Investment Policy which could limit or restrict your ability to buy, sell or recommend securities on behalf of yourself, your family and other affiliated individuals and could limit the broker dealers with whom you maintain your accounts to those approved by the Company. This policy may also require prior notice and/or pre-approval of personal securities related activities. You hereby agree that, effective from and after your start date, you will adhere to and comply with the Company’s Associate Investment Policy as directed by the Company. If notified that you are subject to this policy, you will be required to execute appropriate online certification acknowledging your receipt of and compliance with the policy and must similarly report all of your brokerage accounts.

You should also be aware that the Company has adopted a policy relating to mutual fund advisory activities and mutual fund share sales, trading, clearing and processing activities respecting (a) market timing of mutual funds, (b) late trading of mutual funds, and / or (c)

Ms. Sallie L. Krawcheck
July 31, 2009

the dissemination of information concerning Bank of America advised mutual fund portfolio positions. You hereby agree that, effective from and after your Start Date, you will adhere to and comply with the BAC Mutual Fund Share Trading Policy, which can be found in the Bank of America Code of Ethics provided on the offer acceptance Web site. A link to this site was provided above in this letter. Shortly after your Start Date, either through web-based training via the Associate Learning Portal or through interactive voice response system via telephone, you will asked to acknowledge that you have read, understand and agree to comply with the Code and the Policy.

•	Immigration Reform and Control Act of 1986 — “Form I-9.” Any offer with Bank of America is specifically contingent upon appropriate work authorization as described below. To comply with the Immigration Reform and Control Act of 1986, you are required to complete an I-9 form and provide documents confirming both your identity and your employment eligibility. The completion of Form I-9 is a two-step process which is outlined in the enclosed document entitled “Preparing For Your First Day.” Under the law, your continued employment depends upon your completion of the I-9 process. If you fail to complete the Form I-9 process before your Start Date, Bank of America will be required to suspend your Start Date until proper completion has been verified, or if circumstances warrant, to revoke and rescind this offer. Please contact your Recruiter or Staffing Manager if you have any questions regarding the completion of the I-9 process.
Outside Directorships
The Bank of America Code Corporation of Ethics provides basic guidelines of business practice, and professional and personal conduct you are expected to adopt and uphold as a Bank of America associate. You must avoid conflicts — or even the appearance of conflicts — between personal interests and the interests of Bank of America, its shareholders or customers. While it is impossible to define every action that could be reasonably interpreted as a conflict of interest, one area in which potential conflicts of interest may arise involves your activities, employment or other relationships outside the Company.
Associates wishing to serve or continuing to serve as a director of an organization that is not a wholly owned subsidiary of Bank of America or its affiliates (“Outside Director” or “Outside Directorships”1) must receive prior approval to do so and must comply with the procedures outlined in the Bank of America Outside Directorship Policy as well as any additional policies in place for your business unit and the Bank of America Code of Ethics.
The Company reserves the right to deny approval of any Outside Director position in its sole discretion. Further, the Company may rescind any prior approval of an Outside Directorship to avoid any actual or apparent conflict of interest, or for any other reason deemed to be in the best interests of Bank of America.
If you hold any Outside Directorships in any organization prior to your Start Date, you agree and represent to the Company that no later than fifteen (15) business days prior to your Start Date you will have disclosed fully and completely the nature and extent of your Outside Directorships to your Staffing contact. Please provide the requested information on the attached Outside Directorships Disclosure Form.

[1]	“Outside Directorships” include all directorships or board memberships or committee memberships you hold at the time you sign this letter.

Ms. Sallie L. Krawcheck
July 31, 2009

Further, in the event the Company denies approval of your Outside Director position, you agree that you will immediately effect your resignation from the Outside Directorship and promptly complete whatever additional documentation may be required to effect your resignation(s).
Representations & Warranties
•	“Garden Leave” / Notice Period Obligations. By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.

•	Solicitation of Business and Former Colleagues. You further warrant and represent that you are not subject to any restrictive covenants or other continuing obligations that in any way restrict your ability to engage in or solicit any business of any type engaged in by the Company, or to participate in any recruiting or staffing efforts on behalf of the Company.

•	Non-Disclosure of Confidential, Business and Proprietary or Trade Secret Information. You further represent and agree that you will not knowingly use or otherwise disclose any confidential, business and proprietary or trade secret information obtained as a result of any prior employment, unless specifically authorized to do so by your former employer(s). You should clearly understand that this provision of this letter should be regarded as this Company’s explicit instruction for you not to use or disclose this information in breach and/or violation of your representations and agreement.

•	Full Documentation of Prior Compensation. You also represent that to the extent requested, you have provided the Company with full and accurate documentation of your prior compensation as well as documentation reflecting your unvested and foregone stock options, restricted stock and/or cash that has or may be forfeited for which the Company will compensate you under the conditions described in this letter.

•	Confidentiality. You agree that to the fullest extent permitted by law, the circumstances surrounding the negotiation of, and the specific terms of this letter, and any and all actions by the Company and you in accordance therewith are strictly confidential and, with the exception of your counsel, legal advisor, tax advisor, immediate family, or as required by applicable law in connection with your seeking to enforce your rights hereunder, have not and shall not be disclosed, discussed, or revealed to any other persons, entities or organizations, whether within or outside the Company, without the prior written approval of the Company. You further agree to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced in this paragraph to whom disclosure is authorized.
This letter and the attachments referenced herein constitute the complete understanding between you and the Company concerning the subject matter(s) addressed, and they supersede any prior oral or written understanding regarding the terms and conditions of your employment with the Company. No oral modifications to the commitments made herein shall be valid. Any changes to these terms must be in writing and signed by you and an authorized representative of the Company.

Ms. Sallie L. Krawcheck
July 31, 2009

Sallie, we believe that you are capable of making an outstanding contribution and that we can offer you a challenging and rewarding career at Bank of America.
If you have any questions regarding the contents of this letter, the policies and procedures referenced herein, or if there is any way I can help you further, please do not hesitate to call.

Sincerely	Accepted and Agreed:

/s/ Andrea Smith	/s/ Sallie Krawcheck
Andrea B. Smith	Sallie L. Krawcheck
Senior Human Resources Executive

Dated: 8/3/09
Anticipated Start Date: August 4, 2009
Attachments:
•	Reimbursement Agreement

•	Bank of America Corporation, Code of Ethics and General Policy on Insider Trading

•	Bank of America, Protection of Bank of America Confidential Information and Employee and Customer Relationships and Acknowledgement of Policy Concerning Notice Before Resignation / Retirement

•	Proprietary Rights and Information Agreement

•	Bank of America Outside Directorship Policy